Exhibit 24







                              CONFIRMING STATEMENT

     This Confirming Statement confirms that the undersigned, Frank Loverro and Frank Loverro, have authorized and designated Rosanna T. Leonne, and each of them, the undersigned's true and lawful attorney-in-fact (each an "Attorney-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RHI Entertainment, Inc., a Delaware corporation (the "Company"). The authority of the Attorney-in-Fact under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorney-in-Fact is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.



Date: June 17, 2008                               /s/ Frank Loverro
                                                  -----------------
                                                     Frank Loverro